Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
             For the Three and Six Months Ended June 30, 2000 and 1999
                 (in thousands, except shares and per share data)

                                For the Three Months       For the Six Months
                                   Ended June 30,            Ended June 30,
                                    2000        1999          2000       1999
Net income                     $    1,533 $    1,446    $    2,851 $    2,682
                                =========  =========     =========  =========
Weighted average common
  shares issued                 3,190,011  3,180,896     3,189,163  3,180,632

  Less-Unreleased common
   shares held by ESOP             12,305     16,209        12,779     16,707
                                ---------  ---------     ---------  ---------
  Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 3,177,706  3,164,687     3,176,384  3,163,925

  Add - Dilutive effect of
   stock options (1)               28,676     77,029        34,332     77,488
                                ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
duiluted earnings per common
share                           3,206,382  3,241,716     3,210,716  3,241,413
                                =========  =========     =========  =========
Basic earnings per common
 share                               $.48       $.46          $.90       $.85

Diluted earnings per common
 share                                .48        .45           .89        .83

(1) There is presently no active trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $21.00 at June 30, 2000, and $28.50 at June 30, 1999.